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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                      CONTACT: LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370


                    DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
                RESULTS OF OFFER TO PURCHASE DEBENTURES DUE 2020

Houston, TX--June 7, 2005--Diamond Offshore Drilling, Inc. (NYSE: DO) today announced the results of its offer to purchase its Zero Coupon Convertible Debentures due 2020 (the "Securities"). The holders' option to surrender their Securities for purchase expired at 5:00 p.m., New York City time, on June 6, 2005.

Diamond Offshore has been advised by the paying agent, JPMorgan Chase Bank, N.A., that $774,110,000 in aggregate principal amount at maturity of the Securities, which represents over 96% of the outstanding Securities, were validly surrendered for purchase and not withdrawn. Diamond Offshore has purchased all of such Securities. The purchase price for the Securities was $594.25 per $1,000 principal amount at maturity. The aggregate purchase price for all of the Securities validly surrendered for purchase and not withdrawn was $460,014,867.50, which Diamond Offshore funded with cash on hand.

Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based. The safe harbor for forward-looking statements, however, does not apply to forward-looking statements made in connection with a tender offer, including Securities holders' right to surrender Securities for purchase.